UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PEOPLESOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	68-0137069 (I.R.S. employer identification no.)

4460 Hacienda Drive, Pleasanton, CA (Address of principal executive offices)	94588-8618 (Zip code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

AMENDMENT NO. 2 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on February 17, 1995, as amended on March 25, 1998, related to our Preferred Shares Rights Agreement, as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

     On December 26, 2002, PeopleSoft, Inc. (the “Company”), BankBoston, N.A. and EquiServe Trust Company, N.A. executed an amendment (“Amendment No. 1”) to the Company’s First Amended and Restated Preferred Shares Rights Agreement dated December 16, 1997 (the “Rights Agreement”). Amendment No. 1 appointed EquiServe Trust Company, N.A. as Rights Agent to replace BankBoston, N.A.

     On December 12, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oracle Corporation, a Delaware corporation (“Oracle”), and Pepper Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Oracle (“Merger Sub”), pursuant to which Oracle caused Merger Sub to amend its outstanding offer to purchase any and all the outstanding shares of common stock of the Company, including the Rights issued pursuant to the Rights Agreement, to reflect the terms and conditions of the Merger Agreement, including the purchase price of $26.50 per share (the “Offer”), which Offer will be followed by a merger of Merger Sub with and into the Company (the “Merger”), subject to satisfaction or waiver of the conditions therein. In connection with the Merger Agreement, the Company and EquiServe Trust Company, N.A. entered into Amendment No. 2 to the Rights Agreement dated December 12, 2004 (“Amendment No. 2” and, together with Amendment No. 1, the “Amendments”). Amendment No. 2 amends the Rights Agreement to render the Rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

     Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

     Amendment No. 1 and Amendment No. 2 to the Rights Agreement, specifying the terms of the Rights, are filed as Exhibits 4.2 and 4.3 hereto, respectively, and the Amendments and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendments does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit
No.	Description
4.1	First Amended and Restated Preferred Shares Rights Agreement dated December 16, 1997 (incorporated by reference to Exhibit 1 to Amendment No. 1 to PeopleSoft, Inc.’s Registration Statement on Form 8-A/A filed on March 25, 1998).
4.2	Amendment to First Amended and Restated Preferred Shares Rights Agreement.
4.3	Amendment No. 2 to First Amended and Restated Preferred Shares Rights Agreement (incorporated by reference to Exhibit 4.1 to PeopleSoft, Inc.’s Current Report on Form 8-K filed on December 15, 2004).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 27, 2004	PEOPLESOFT, INC.
	By:	/s/ Kevin T. Parker
		Name:	Kevin T. Parker
		Title:	Co-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
4.1	First Amended and Restated Preferred Shares Rights Agreement dated December 16, 1997 (incorporated by reference to Exhibit 1 to Amendment No. 1 to PeopleSoft, Inc.’s Registration Statement on Form 8-A/A filed on March 25, 1998).
4.2	Amendment to First Amended and Restated Preferred Shares Rights Agreement.
4.3	Amendment No. 2 to First Amended and Restated Preferred Shares Rights Agreement (incorporated by reference to Exhibit 4.1 to PeopleSoft, Inc.’s Current Report on Form 8-K filed on December 15, 2004).